Exhibit 99.1

ANCESTRY.COM LLC REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

– Q3 Non-GAAP Revenues $154.7 million, Up 8.3% Year-Over-Year –

PROVO, Utah, October 22, 2014 – Ancestry.com LLC (the “Company”), the world’s largest online family history resource, reported financial results today for the third quarter ended September 30, 2014.

“Ancestry.com is executing well on our mission to help everyone discover, preserve and share their family history,” said Tim Sullivan, Chief Executive Officer of Ancestry.com. “We’re continuing to focus on our core customers – the enthusiasts who are passionate about their family history – by adding valuable new content and features to our site, while also aggressively pursuing growth priorities designed to expand our total addressable market. These priorities include our AncestryDNA product, where we’ve doubled our customer base during 2014, our mobile apps, which are generating increased engagement, and our efforts to broaden category awareness, including the creation of terrific family history TV programming. Overall our business is healthy and we believe we’re positioning the company to capture its long-term growth opportunities.”

Third Quarter 2014 Financial Highlights

•	Total revenues and non–GAAP revenues[1] for the third quarter 2014 were each $154.7 million. Non-GAAP revenues increased 8.3% from $142.8 million in the third quarter of 2013, driven by growth in revenues from AncestryDNA and the Company’s core Ancestry branded websites.

•	Net loss for the third quarter of 2014 was $(1.2) million compared to net loss of $(13.6) million in the third quarter of 2013.

•	Adjusted EBITDA[2] for the third quarter of 2014 was $55.9 million, compared to $54.8 million in the third quarter of 2013. Adjusted EBITDA for the three months ended September 30, 2014 includes $0.8 million of professional service fees related to litigation. For the three months ended September 30, 2013, adjusted EBITDA includes $1.6 million of costs associated with the dividend declared in September 2013 by our parent company, Holdings LLC, and costs associated with reorganizing our structure.

•	Free cash flow[3] totaled $31.0 million for the third quarter of 2014, compared to $54.5 million for third quarter of 2013.

•	Cash and cash equivalents totaled $106.2 million as of September 30, 2014.

•	Obligations under long-term debt[4] totaled $893.9 million as of September 30, 2014.

Ancestry.com Updates

•	Subscribers—Subscribers of Ancestry websites totaled approximately 2,125,000 as of September 30, 2014, compared to 2,109,000 as of June 30, 2014.

•	Content—The Company added more than 375 million new records during the quarter. New collections added in Q3 included:

•	Tens of millions of new records and rich content for the US site including Prohibition ID Cards, prison records, yearbooks, city directories, New York State collections and additional content from a relationship with the US Holocaust Memorial Museum

•	3.3 million records added to the United Kingdom site at Ancestry.co.uk including an increase in UK military and naturalization records

•	2.6 million records added to the Canadian site at Ancestry.ca

•	1.2 million records added to the Australia site at Ancestry.com.au

•	AncestryDNA has more than doubled its customer base since the beginning of 2014.

[1]	Non-GAAP revenues are defined as the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the acquisition of Ancestry.com Inc. by a company controlled by Permira funds and co-investors (the “Transaction”).
[2]	Adjusted EBITDA is defined as net income (loss) plus non-cash adjustments to revenue from purchase accounting, interest expense, net; other (income) expense; income tax expense (benefit); and non-cash charges including depreciation, amortization and stock-based compensation expense.
[3]	Free cash flow subtracts from adjusted EBITDA capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest.
[4]	This amount does not include $400.0 million in senior unsecured PIK notes issued by our parent company, Ancestry.com Holdings LLC. While not required, Ancestry.com LLC intends to make dividends to its parent in order to fund cash interest payments of these notes.

Conference Call & Webcast

Ancestry.com will host a conference call today at 3:00 p.m. MT (5:00 p.m. ET). Participants can access the conference call by dialing 315-625-6887 approximately ten minutes prior to the start time.

Use of Non-GAAP Measures

The Company believes that non-GAAP revenues, adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that the Company does not consider indicative of its core performance. Non-GAAP revenues are calculated by adding the effects of non-cash adjustments to revenue from purchase accounting for the Transaction. In the case of adjusted EBITDA, net income (loss) is adjusted for such expenses as non-cash adjustments to revenue from purchase accounting, interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges including depreciation, amortization and stock-based compensation expense. Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, total revenues, net income (loss) and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited summary financial statements.

The Company uses non-GAAP revenues, adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of its business; to evaluate the effectiveness of its business strategies; and in communications with its operating committee concerning its financial performance. The Company also uses non-GAAP revenues and adjusted EBITDA as factors when determining the incentive compensation pool.

About Ancestry.com

Ancestry.com is the world’s largest online family history resource with approximately 2.7 million paying subscribers across all its websites. More than 15 billion records have been added, and users have created more than 60 million family trees to the core Ancestry websites, including its flagship site www.ancestry.com and its affiliated international websites. Additionally Ancestry.com offers a suite of online family history brands, including Archives.com, Fold3.com, Newspapers.com, as well as the AncestryDNA product, sold by Ancestry.com DNA, LLC, which, along with its core Ancestry websites, are all are designed to empower people to discover, preserve and share their family history.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing the Company’s subscriber base, future earnings, growth outlook and financial and operating performance, its business outlook, its leadership position and its opportunities and prospects for growth, including growth in revenues, adjusted EBITDA and number of subscribers. These forward-looking statements are based on information available to the Company as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the Company’s control. In particular, such risks and uncertainties include the Company’s continued ability to attract and retain subscribers; continued service outages or a significant disruption in service on its websites; its continued ability to acquire content and make it available online; its ability to add tools and features and provide value to satisfy customer demand; difficulties encountered in integrating acquired businesses and retaining customers; the timing and amount of investments in the Company’s DNA service; market conditions; the Company’s substantial debt obligations as a result of the Transaction; its intention to pay dividends to its parent in order to service its parent’s indebtedness; the availability of cash and credit; the adverse impact of competitive product announcements; failure to achieve anticipated revenues, adjusted EBITDA and operating performance; changes in overall economic conditions; the loss of key employees; competitors’ actions; pricing and gross margin pressures; inability to control costs and expenses; and significant litigation. Information concerning additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2014, which was filed with the Securities and Exchange Commission on August 4, 2014, and in discussions in other of our Securities and Exchange Commission filings.

These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Contact:

Heather Erickson

herickson@ancestry.com

(801) 705-7104

ANCESTRY.COM LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$106,185	$86,554
Restricted cash	49,086	60,740
Accounts receivable, net of allowances of $576 and $605 at September 30, 2014 and December 31, 2013, respectively	10,891	11,382
Income tax receivable	6,828	3,285
Deferred income taxes	3,077	20,350
Prepaid expenses and other current assets	15,649	11,530

Total current assets	191,716	193,841
Property and equipment, net	40,860	37,613
Content databases, net	280,355	272,758
Intangible assets, net	305,691	416,735
Goodwill	948,283	948,283
Other assets	30,305	35,512

Total assets	$1,797,210	$1,904,742

LIABILITIES AND MEMBER’S INTERESTS
Current liabilities:
Accounts payable	$10,914	$12,575
Accrued expenses	47,511	51,923
Acquisition-related liabilities	49,086	60,640
Deferred revenues	144,250	137,864
Current portion of long-term debt	36,870	36,760

Total current liabilities	288,631	299,762
Long-term debt, net	843,908	869,620
Deferred income taxes	130,009	185,553
Other long-term liabilities	14,096	9,110

Total liabilities	1,276,644	1,364,045
Commitments and contingencies
Member’s interests:
Member’s interests	684,154	693,072
Accumulated deficit	(163,588)	(152,375)

Total member’s interests	520,566	540,697

Total liabilities and member’s interests	$1,797,210	$1,904,742

ANCESTRY.COM LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Subscription revenues	$138,962	$129,519	$414,117	$366,001
Product and other revenues	15,722	10,416	50,265	29,404

Total revenues	154,684	139,935	464,382	395,405
Costs of revenues:
Cost of subscription revenues	24,080	22,280	71,343	63,798
Cost of product and other revenues	10,996	6,452	32,924	20,006

Total cost of revenues	35,076	28,732	104,267	83,804

Gross profit	119,608	111,203	360,115	311,601
Operating expenses:
Technology and development	23,743	21,963	72,544	63,898
Marketing and advertising	42,150	36,550	128,341	107,872
General and administrative	12,927	14,234	42,482	39,509
Amortization of acquired intangible assets	36,993	46,350	111,045	139,032

Total operating expenses	115,813	119,097	354,412	350,311

Income (loss) from operations	3,795	(7,894)	5,703	(38,710)
Interest expense, net	(17,232)	(19,069)	(52,382)	(70,569)
Other income (expense), net	(181)	278	144	(434)

Loss before income taxes	(13,618)	(26,685)	(46,535)	(109,713)
Income tax benefit	12,391	13,039	35,322	53,360

Net loss	$(1,227)	$(13,646)	$(11,213)	$(56,353)

Comprehensive loss	$(1,227)	$(13,646)	$(11,213)	$(56,353)

ANCESTRY.COM LLC

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Reconciliation of adjusted EBITDA and free cash flow to net loss: (1)
Net loss	$(1,227)	$(13,646)	$(11,213)	$(56,353)
Non-cash revenue adjustment (2)	—	2,912	—	20,162
Interest expense, net	17,232	19,069	52,382	70,569
Other (income) expense, net	181	(278)	(144)	434
Income tax benefit	(12,391)	(13,039)	(35,322)	(53,360)
Depreciation	5,564	4,428	15,862	12,256
Amortization	44,322	53,078	132,660	158,833
Stock-based compensation expense	2,172	2,289	5,996	5,475

Adjusted EBITDA	$55,853	$54,813	$160,221	$158,016

Capitalization of content databases	(9,689)	(6,060)	(29,208)	(14,732)
Purchases of property and equipment	(6,131)	(4,058)	(19,109)	(17,248)
Cash paid for interest	(6,877)	(8,340)	(37,223)	(45,645)
Cash received (paid) for income taxes	(2,113)	18,188	(1,227)	36,919

Free Cash Flow (3)	$31,043	$54,543	$73,454	$117,310

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Reconciliation of Non-GAAP revenues to total revenues:
Total revenues	$154,684	$139,935	$464,382	$395,405
Non-cash revenue adjustment (2)	—	2,912	—	20,162

Non-GAAP revenues	$154,684	$142,847	$464,382	$415,567

(1)	Net loss and therefore adjusted EBITDA and free cash flow for the three and nine months ended September 30, 2014 include $0.8 million and $4.3 million, respectively, of professional service fees related to litigation and costs associated with the return of capital transaction declared in February 2014 by our parent company, Holdings LLC. For the three and nine months ended September 30, 2013, net loss, adjusted EBITDA and free cash flow include $1.6 million and $3.8 million, respectively, of costs associated with the dividend declared in September 2013 by our parent company, professional services related to litigation, costs associated with reorganizing our corporate structure and registering the Notes with the SEC.
(2)	Represents non-cash adjustments to revenue or the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction.
(3)	Free cash flow for the nine months ended September 30, 2014 does not include an $ 18.4 million return-of-capital distribution paid in April 2014 to our parent company to pay accumulated interest on its PIK notes.

ANCESTRY.COM LLC

TOTAL SUBSCRIBERS AND NET SUBSCRIBER ADDITIONS

(in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Total subscribers	2,125	2,109	2,175
Net subscriber additions	16	(52)	64